Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (Form S-3) of QTS Realty Trust, Inc. (the “Company”) of our report dated April 15, 2015, relating to our audit of the consolidated financial statements of Carpathia Acquisition, Inc. and subsidiaries as of and for the year ended December 31, 2014, included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2015. We also consent to the reference of our firm under the caption “Experts” in such registration statement.

/s/ RSM US LLP

McLean, Virginia

March 28, 2016